Filed Pursuant to Rule 424(b)(3)
File Number 333-126158

PROSPECTUS SUPPLEMENT NO. 2
to Prospectus declared
effective on June 15, 2006
(Registration No. 333-126158)

SPUTNIK, INC.

This Prospectus Supplement No. 2 supplements our Prospectus dated June 15, 2006 and Prospectus Supplement No. 1 dated August 7, 2006. You should read this Prospectus Supplement No. 2 together with the Prospectus and Prospectus Supplement No. 1.

We are offering up to a total of 1,250,000 shares of common stock in a best efforts, no minimum, direct public offering, without any involvement of underwriters or broker-dealers. The net proceeds of the offering will be nothing minimum to $812,500 maximum, after payment of $10,000 of the offering costs at the minimum and maximum offering amounts from the proceeds of this offering. If less than $10,000 is raised, we will pay offering costs from our own funds.

Pursuant to the terms of the offering set forth in the Prospectus, which permits us to extend the offering in our sole discretion, we are extending the offering for an additional 120 days. Thus, the offering will terminate on February 10, 2007.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is October 10, 2006